EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-81263) and related Prospectus of Komag, Incorporated for the registration of shares of its common stock of our reports dated January 22, 1999 on our audits of the consolidated financial statements of Asahi Komag Co, Ltd. and its subsidiary as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in the Annual Report on Form 10-K of Komag, Incorporated for the year ended January 3, 1999.

/s/ Chuo Audit Corporation

Tokyo, Japan
March 17, 2000